Exhibit 99.1

260 Hudson River Road Waterford, NY 12188 momentive.com	NEWS RELEASE

FOR IMMEDIATE RELEASE

Momentive Announces Fourth Quarter and Fiscal Year 2018 Results

Fourth Quarter Highlights:

•	Net sales of $657 million, a 10% increase year-over-year

•	Net loss of $8 million

•	Segment EBITDA of $91 million, a 10% increase year-over-year

•	Segment EBITDA margin of 13.8%, essentially flat year-over-year

Fiscal Year 2018 Highlights:

•	Net sales of $2.7 billion, a 16% increase year-over-year

•	Net income of $69 million

•	Segment EBITDA of $400 million, a 37% increase year-over-year

•	Segment EBITDA margin of 14.8%, a 220bp increase year-over-year

•	Reduced net leverage[1] by 1.3 during FY 2018 to 2.7 as of December 31, 2018

•	Maintained significant financial flexibility with liquidity of $507 million

WATERFORD, N.Y. (March 27, 2019) - MPM Holdings Inc. (“Momentive” or the “Company”) (OTCQB: MPMQ) today announced results for the fourth quarter and year ended December 31, 2018.

“Our solid fourth quarter results demonstrate continued progress against our strategy to drive Segment EBITDA growth, improve margins and generate free cash flow,” said Jack Boss, Chief Executive Officer and President. “For the full year Segment EBITDA grew 37% reflecting the market uplift within our Formulated and Basic Silicones Segment and growth in our specialty applications. Also, as previously announced, in 2018 we executed a definitive merger agreement that will deliver maximum value to our stockholders, while positioning the Company for long-term growth and future job creation benefiting our talented global employees, customers, and suppliers.” Mr. Boss concluded, “Despite increased macroeconomic volatility, we believe Momentive is poised for continued earnings growth and margin improvement.”

Fourth Quarter 2018 Results

Net Sales. Net sales for the three months ended December 31, 2018 were $657 million, an increase of 10% compared with $599 million in the prior year. Performance was driven by strategic growth investments, improved market dynamics in our basics end markets, and increased demand in the automotive, personal care, quartz, and electronic end markets.

___________________________________________
1 Defined as total principal value of debt less cash and cash equivalents divided by Segment EBITDA.

Net (Loss) Income . Net loss for the three months ended December 31, 2018 was $8 million compared with net income of $19 million in the prior year period.

Segment EBITDA. Segment EBITDA for the three months ended December 31, 2018 was $91 million, an increase of 10% compared with $83 million in the prior year period. The increase in Segment EBITDA was primarily driven by improved performance in our Formulated and Basics segment.

Fiscal Year 2018 Results

Net Sales. Net sales for the twelve months ended December 31, 2018 were $2.7 billion, an increase of 16% compared with $2.3 billion in the prior year. The increase was driven by volume gains throughout the portfolio and increased demand in the automotive, agriculture, personal care, electronic, quartz, and industrial end markets.

Net Income. Net income for the twelve months ended December 31, 2018 was $69 million compared with net income of $0 million in the prior year period.

Segment EBITDA. Segment EBITDA for the twelve months ended December 31, 2018 was $400 million, an increase of 37% compared with $293 million in the prior year period. The increase in Segment EBITDA was driven by significantly improved market dynamics in our basics end markets, continued growth in our specialty businesses, and the benefits of prior strategic investments in our specialty capabilities.

Segment Results

The following tables reflect net sales and Segment EBITDA by reportable segment for the fourth quarter and year ended December 31, 2018 and 2017. See “Non-U.S. GAAP Measures” and Schedule 4 to this release for further information regarding Segment EBITDA and for a reconciliation of net income to Segment EBITDA.

Net Sales (1):
(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Performance Additives	$236	$230	$973	$900
Formulated and Basic Silicones	371	319	1,522	1,229
Quartz Technologies	50	50	210	202
Total	$657	$599	$2,705	$2,331
(1) Intersegment sales are not significant and, as such, are eliminated within the selling segment.

Segment EBITDA:
(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Performance Additives	$42	$48	$193	$188
Formulated and Basic Silicones	45	34	200	105
Quartz Technologies	11	10	45	40
Corporate	(7)	(9)	(38)	(40)
Total	$91	$83	$400	$293

Momentive Enters into Agreement to be Acquired by Investor Group
As previously announced, on September 13, 2018, Momentive, SJL Partners LLC, KCC Corporation and Wonik QnC Corporation (collectively, the “Investor Group”) announced that they have entered into a definitive merger agreement whereby the Investor Group will acquire Momentive in a transaction valued at approximately $3.1 billion, including the assumption of net debt, pension and postretirement liabilities. The transaction, which remains subject to regulatory review and other customary closing conditions, is expected to close in the first half of 2019.

Liquidity and Balance Sheet
At December 31, 2018, Momentive had net debt, which is total debt less cash and cash equivalents, of approximately $1.1 billion. In addition, at December 31, 2018, Momentive had $507 million in liquidity, including $259 million of unrestricted cash and cash equivalents, and $248 million of availability under its senior secured asset-based revolving loan facility (the "ABL Facility") (undrawn, with $52 million letters of credit outstanding). Momentive expects to have adequate liquidity to fund its operations for the foreseeable future from cash on its balance sheet, cash flows provided by operating activities and amounts available for borrowings under the ABL Facility.

Non-U.S. GAAP Measures
Segment EBITDA is defined as EBITDA (earnings before interest, income taxes, depreciation and amortization) adjusted for certain non-cash and certain other income and expenses. Segment EBITDA is an important measure used by the Company's senior management and board of directors to evaluate operating results and allocate capital resources among segments. Segment EBITDA should not be considered a substitute for net income or other results reported in accordance with accounting principles generally accepted in the United States (“GAAP”). Segment EBITDA may not be comparable to similarly titled measures reported by other companies. See Schedule 4 to this release for a reconciliation of net income to Segment EBITDA.

Adjusted EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring items and other adjustments calculated on a pro-forma basis, including the expected future cost savings from business optimization or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt instrument. The Company believes that including the supplemental adjustments that are made to calculate Adjusted EBITDA provides additional information to investors about the Company’s ability to comply with its financial covenants and to obtain additional debt in the future. Adjusted EBITDA is not a defined term under GAAP. Adjusted EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net income determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not take into account certain items such as interest and principal payments on the Company’s indebtedness, depreciation and amortization expense (because the Company uses capital assets, depreciation and amortization expense is a necessary element of the Company’s costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of the Company’s operations, it is a necessary element of the Company’s costs and ability to operate), non-recurring expenses and capital expenditures. Fixed Charges under the indentures should not be considered as an alternative to interest expense. See Schedule 5 to this release for a reconciliation of net income to Adjusted EBITDA and the calculation of the Adjusted EBITDA to Fixed Charges ratio.

Forward-Looking and Cautionary Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements related to restructuring, growth, market recovery, competitiveness, and the benefits and anticipated timing of the merger transaction and expectations or predictions of future financial or business performance. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy, the merger agreement, and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our most recent Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the timing for resolving and any impact of the network security incident, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, the impact of work stoppage and other incidents on our operations, changes in governmental regulations or interpretations thereof and related compliance and litigation costs, adverse rulings in litigation, difficulties with the realization of our cost savings in connection with transformation and strategic initiatives, pricing actions by our competitors that could affect our operating margins, the impact of our growth and productivity investments, our ability to realize the benefits there from, and the timing thereof, our ability to obtain additional financing, and risks related to the merger agreement including the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated, risks that any of the closing conditions to the proposed merger may not be satisfied or may not be satisfied in a timely manner, potential customer losses and business disruption following the announcement or consummation of the proposed transaction, potential litigation relating to the merger transaction, the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, the effect of the announcement or pendency of the transaction on the Company’s business relationships, operating results, and business generally, and the other factors listed in the Risk Factors s ection of our
SEC filings. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

About Momentive
Momentive is a global leader in silicones and advanced materials, with a 75 plus year heritage of being first to market with performance applications that support and improve everyday life. Momentive delivers science-based solutions for major industries, by linking its custom technology platforms to allow the creation of unique solutions for customers. Additional information is available at www.momentive.com.

Contact, Media and Investors:
John Kompa
614-225-2223
inquiries@momentiveco.com

(See Attached Financial Statements)

MPM HOLDINGS INC.
SCHEDULE 1: CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2018	2017	2018	2017
Net sales	$657	$599	$2,705	$2,331
Cost of sales	516	453	2,078	1,831
Gross profit	141	146	627	500
Selling, general and administrative expense	78	89	333	340
Research and development expense	17	16	69	64
Restructuring and discrete costs	3	—	14	6
Other operating loss (income), net	6	7	5	10
Operating income (loss)	37	34	206	80
Interest expense, net	20	20	81	80
Non-operating expense (income), net	10	(9)	3	(16)
Reorganization items, net	2	1	11	1
Income (loss) before income taxes and earnings from unconsolidated entities	5	22	111	15
Income tax expense	13	4	44	15
Income (loss) before earnings from unconsolidated entities	(8)	18	67	—
Earnings from unconsolidated entities, net of taxes	—	1	2	—
Net (loss) income	$(8)	$19	$69	$—

MPM HOLDINGS INC.
SCHEDULE 2: CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	MPM HOLDINGS INC.
(In millions, except share data)	December 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents (including restricted cash of $1 at both December 31, 2018 and 2017)	$260	$174
Accounts receivable (net of allowance for doubtful accounts of $3 and $4 at December 31, 2018 and 2017, respectively)	351	323
Inventories:
Raw materials	167	153
Finished and in-process goods	306	292
Other current assets	46	51
Total current assets	1,130	993
Investment in unconsolidated entities	51	19
Deferred income taxes	12	11
Other long-term assets	14	11
Property and equipment:
Land	79	77
Buildings	388	338
Machinery and equipment	1,174	1,135
	1,641	1,550
Less accumulated depreciation	(493)	(383)
	1,148	1,167
Goodwill	214	216
Other intangible assets, net	261	300
Total assets	$2,830	$2,717
Liabilities and Equity
Current liabilities:
Accounts payable	$326	$286
Debt payable within one year	36	36
Interest payable	12	12
Income taxes payable	14	7
Accrued payroll and incentive compensation	73	68
Other current liabilities	95	103
Total current liabilities	556	512
Long-term liabilities:
Long-term debt	1,217	1,192
Pension liabilities	327	335
Deferred income taxes	61	60
Other long-term liabilities	73	74
Total liabilities	2,234	2,173
Equity
Common stock - $0.01 par value; 70,000,000 shares authorized; 48,163,690 and 48,121,634 shares issued and outstanding at December 31, 2018 and 2017, respectively	—	—
Additional paid-in capital	873	868
Accumulated other comprehensive loss	(40)	(18)
Accumulated deficit	(237)	(306)
Total equity	596	544
Total liabilities and equity	$2,830	$2,717

MPM HOLDINGS INC.
SCHEDULE 3: CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Year Ended December 31,
(In millions)	2018	2017
Cash flows provided by operating activities
Net income (loss)	$69	$—
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	159	154
Gain on insurance proceeds received for capital	(3)	(9)
Amortization of debt discount	26	25
Unrealized actuarial losses (gains)	6	(5)
Deferred income tax benefit	—	(9)
Stock-based compensation expense	5	4
Unrealized foreign currency gains	—	(6)
Loss due to impaired and scrapped assets	2	14
Other non-cash adjustments	(2)	—
Net change in assets and liabilities:
Accounts receivable	(35)	(30)
Inventories	(36)	(36)
Accounts payable	38	41
Income taxes payable	14	1
Other assets, current and non-current	6	8
Other liabilities, current and non-current	(14)	(39)
Net cash provided by operating activities	235	113
Cash flows used in investing activities
Capital expenditures	(115)	(170)
Capital reimbursed from insurance proceeds	3	9
Purchases of intangible assets	(1)	(2)
Dividend from MPM	2	1
Purchase of a business	—	(9)
Investment in unconsolidated affiliate	(30)	—
Net cash used in investing activities	(141)	(171)
Cash flows used in financing activities
Borrowings of short-term debt	47	50
Repayments of short-term debt	(47)	(51)
ABL financing fees	(4)	—
Net cash used in financing activities	(4)	(1)
Increase (decrease) in cash, cash equivalents, and restricted cash	90	(59)
Effect of exchange rate changes on cash	(4)	5
Cash, cash equivalents, and restricted cash at beginning of period	174	228
Cash, cash equivalents, and restricted cash at end of period	$260	$174
Supplemental disclosures of cash flow information
Cash paid for:
Interest	$56	$57
Income taxes, net of refunds	30	24
Non-cash investing activity:
Capital expenditures included in accounts payable	$28	$23

MPM HOLDINGS INC.
SCHEDULE 4: RECONCILIATION OF NET INCOME (LOSS) TO SEGMENT EBITDA (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2018	2017	2018	2017
Net (loss) income	$(8)	$19	$69	$—
Interest expense, net	20	20	81	80
Income tax expense	13	4	44	15
Depreciation and amortization	39	37	159	154

Items not included in Segment EBITDA:
Non-cash charges and other income and expense , net	$12	$8	$14	$12
Unrealized losses (gains) on pension and postretirement benefits	8	(6)	6	(5)
Restructuring and discrete costs	5	—	16	36
Reorganization items	2	1	11	1
Segment EBITDA	$91	$83	$400	$293

MOMENTIVE PERFORMANCE MATERIALS INC.
SCHEDULE 5: RECONCILIATION OF LAST TWELVE MONTHS NET INCOME TO ADJUSTED EBITDA (Unaudited)

Year Ended
(In millions)	December 31, 2018
Net income	$71
Interest expense, net	81
Income tax expense	44
Depreciation and amortization	159
EBITDA	355
Adjustments to EBITDA
Restructuring and discrete costs(a)	16
Reorganization items, net(b)	11
Unrealized losses on pension and postretirement benefits (c)	6
Pro forma cost savings (d)	8
Non-cash charges (e)	13
Adjusted EBITDA	$409
Adjusted EBITDA less Capital Expenditures and Cash Taxes	$268
Pro forma fixed charges(f)	$57
Ratio of Adjusted EBITDA to Fixed Charges(g)	7.18
Pro forma Fixed Charge Coverage Ratio(h)	4.70

(a)	Primarily includes expenses related to our global restructuring program, siloxane production transformation, and certain other non-operating income and expenses.

(b)	Represents professional fees related to our reorganization.

(c)	Represents non-cash actuarial gains resulting from pension and postretirement liability curtailment and re-measurements.

(d)	Represents estimated cost savings, on a pro forma basis, from initiatives implemented or being implemented by management.

(e)	Includes primarily the effects of foreign exchange gains and losses and impacts of asset impairments and disposals, and stock-based compensation expense.

(f)	Reflects pro forma interest expense based on outstanding indebtedness and interest rates at December 31, 2018 adjusted for applicable restricted payments.

(g)
MPM’s ability to incur additional indebtedness, among other actions, is restricted under the indentures governing our notes, unless MPM has an Adjusted EBITDA to Fixed Charges ratio of at least 2.0 to 1.0. As of December 31, 2018, we were able to satisfy this test and incur additional indebtedness under these indentures.

(h)
Represents Pro forma Fixed Charge Coverage Ratio (the “FCCR”) as defined in the credit agreement for the ABL Facility. If the availability under the ABL Facility is less than the greater of (a) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time and, (b) $27, then the FCCR must be greater than 1.0 to 1.0.